Exhibit 4.6

AMENDMENT NO. 2 TO MANAGEMENT AND REMARKETING AGREEMENT

THIS AMENDMENT NO. 2 dated as of April 8, 2010 (this “Amendment”), between (i) CALPETRO TANKERS (BAHAMAS III) LIMITED (the “Owner”), a company organized under the laws of the Bahamas, and (ii) Frontline Ltd., a company organized under the laws of Bermuda (the “Manager”), to the Management and Remarketing Agreement dated as of April 1, 1995 (the “Original Management Agreement”) among the Owner, P.D. Gram & Co. A.S. (the “Original Manager”) and Barber Ship Management A.S. (the “Original Technical Advisor”) as modified by that certain Assignment and Assumption of Management and Remarketing Agreement dated as of March 31, 1999 whereby the Original Manager and the Original Technical Advisor assigned all of their rights, powers and interests and delegated all of their duties and obligations under the Original Management Agreement to the Manager, and as amended on June 28, 2001 (the Original Management Agreement as so modified and amended, and as the same may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Management Agreement”).  Capitalized terms used herein without definition shall have the respective meanings ascribed thereto (or incorporated by reference) in the Management Agreement, which also contains rules of usage that apply to terms defined therein and herein.

W I T N E S S E T H:

WHEREAS, Front Voyager Inc. (the “Charterer”) and the Owner previously entered into a bareboat charter (the “Charter”) dated March 31, 2006 in respect of the FRONT VOYAGER (formerly the WILLIAM E. CRAIN (Official Number 731991)) (the “Vessel”), which charter has since been terminated at the Charterer’s option; and

WHEREAS, the Management Agreement does not provide remarketing procedures to follow in the event an Acceptable Replacement Charter is terminated; and

WHEREAS, the Owner and the Manager have determined that the likely intent of the parties and the best course of action in the event of termination of an Acceptable Replacement Charter is to allow the Manager to follow the same remarketing procedures set forth in Section 3.05 of the Management Agreement (“Section 3.05”) in the event of termination of the Initial Charter (as defined therein), which provides for the sale of the Vessel if no Acceptable Replacement Charter is available; and

WHEREAS, the Vessel serves as collateral for the 8.52% First Preferred Mortgage Notes due 2015 issued by California Petroleum Transportation Corporation (the “Notes”); and

WHEREAS, the holders of the Notes have consented to amendments to the Management Agreement to allow the Manager to follow the same remarketing procedures in the event of the termination of an Acceptable Replacement Charter as in the event of the termination of an Initial Charter, and to the sale of the Vessel pursuant to Section 3.05 and pursuant to the provisions of the indenture and collateral agreements with respect to the Notes; and

WHEREAS, under Schedule 1 of the Management Agreement, the defined terms “Initial Charter” and “Initial Charterer” used in Section 3.05 and elsewhere must be amended in order to clarify that the procedures set forth in the Management Agreement for the remarketing and sale of the Vessel in the event of termination of the Initial Charter by the Initial Charterer shall also apply in the event of the termination of an Acceptable Replacement Charter by the charterer under such Acceptable Replacement Charter.

NOW, THEREFORE, in consideration of the premises and One Dollar ($1.00) and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1.   Definitions.  Capitalized terms used herein without definition shall have the respective meanings ascribed thereto (or incorporated by reference) in the Management Agreement, which also contains rules of usage that apply to terms defined therein and herein.

Article 2.    Agreements and Amendments.

(a)  The definition of “Initial Charter” shall hereby be amended to read:

“ ‘Initial Charter’ means with respect to each Vessel, the Bareboat Charter, dated as of April 1, 1995, between the Initial Charterer and the Owner. For any Vessel under an Acceptable Replacement Charter, in the event that such Acceptable Replacement Charter terminates, the Acceptable Replacement Charter shall be deemed to be an Initial Charter.”

(b)  The definition of “Initial Charterer” shall hereby be amended to read:

“ ‘Initial Charterer’ means Chevron Transport Corporation, provided that in the event any Vessel is under an Acceptable Replacement Charter and such Acceptable Replacement Charter terminates, the charterer under such Acceptable Replacement Charter shall be deemed to be an Initial Charterer.”

Article 3.    Continued Effect; Counterparts.  Except as expressly amended hereby, the Management Agreement remains in full force and effect, and each of the parties hereto hereby expressly affirms its respective obligations hereunder and thereunder notwithstanding the amendment effected hereby. As from the date of this Amendment, any reference to the Management Agreement shall mean the Management Agreement as amended hereby. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.

Article 4.    Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE, EXCEPT AS MAY OTHERWISE BE REQUIRED BY MANDATORY PROVISIONS OF LAW, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).

[THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Management Agreement to be executed by an officer thereunto duly authorized, all as of the date first above written.

CALPETRO TANKERS (BAHAMAS III) LIMITED as Owner

By:	/s/ Kate Blankenship
Name: Kate Blankenship
Title: Director

FRONTLINE LTD. as Manager and Technical Advisor

By:	/s/ Jens Martin Jensen
Name: Jens Martin Jensen
Title: Chief Executive Officer of Frontline Management AS

SK 1076072 v2